UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
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


                                Patricia Radomski
                                  860 Broadway
                            Bayonne, New Jersey 07002

                                 April 30, 2004

Dear Fellow Shareholder:

I'm writing to you because I feel strongly about Bayonne Community Bank and its future. My entire professional career has been in banking in the City of Bayonne, and I have watched the banking world change all around me over my 30-year career. I was born and raised in Bayonne and know this community well.

I was one of the first employees of Bayonne Community Bank, and I invested in it when the opportunity was presented to me. Today, with the exception of several Board members, I am the single largest shareholder. I am concerned about the Bank's future -- both as an investor, and as a loyal employee who wants to see it continue to succeed and grow.

I have watched this Bank grow from the inside, seen the decisions made by management and the kind of policies and products put in place over its short history. I have seen how competitive this Bank is and can be, because of how well we serve our customers and reward our shareholders.

There is no doubt in my mind that this Bank is well managed. The management team is committed to the people of Bayonne and to its shareholders. They understand that those two commitments must go hand in hand for us to reach our potential.

This unfortunate fight at the Board level is about competition and choice for consumers. When you have a Bank as successful as Bayonne Community Bank, it shakes up the market to the point where other banks feel threatened. That has happened here. Bayonne Community Bank has a business plan that is working beyond anyone's expectations. Competitors will do what they have done since time immemorial: by trying to eliminate the new competition.

Selling now would eliminate the choice for consumers on which our success is based. Bayonne Community Bank has exceptional management that after three years is only beginning to realize the potential of this Bank. It should not be sold. I say: "let us continue to compete and grow."

I recommend that you vote the WHITE CARD, which is enclosed for your convenience, and support the slate of directors who are committed to continuing the Bank's growth according to the business plan that has brought customers a new choice in Bayonne, and shareholders so much success.

If you want to talk to me, call me at the Bank. I'm at 201.823.0700, extension 3115. Thank you for taking the time to listen to me.

Sincerely,

/s/ Patricia Radomski
Patricia Radomski
Operations Manager
Bayonne Community Bank